Letters of Agreement with MICHEL FIEVEZ Regarding SWM

Transition Incentive Compensation

Letter of Agreement with MICHEL FIEVEZ Regarding SWM Transition Compensation Opportunity

(Effective June 1, 2019 thru December 31,2019)

Transition Incentive:

Conditions: Employee shall be eligible for a Transition Incentive of US $100,000 provided Employee (i) does not voluntarily terminate his employment with SWM and its subsidiaries , (ii)is not terminated by SWM or its subsidiaries for "cause" [(as defined in SWM's 2015 Long-Term Incentive Plan)] or (iii) does not violate the policies of SWM and the Employee's subsidiary-employer, and based upon his leading the efforts and using his best efforts to right size SWM's Engineered Papers business. Employee shall continue to use his best efforts to execute the balance of his responsibilities, and this Transition Incentive in no way reduces any current responsibilities. In the event the Employee's employment with SWM and its subsidiaries is terminated without "cause" (excluding for the avoidance of doubt, termination on account of death or disability), before December 31, 2019, then he shall receive the Transition Incentive within 30 days after termination, subject to Employee releasing any claims that Employee may have against SWM, its subsidiaries and affiliates, and their respective representatives. For clarity, if Employee voluntarily leaves or terminates employment on account of death or disability before December 31, 2019, no incentive will be payable. The Transition Incentive will be reduced for all required tax withholdings and authorized deductions.

Payment Timing: Any earned Transition Incentive shall be paid to Employee within 30 days after December 31, 2019.

[signature] Date 6.6. 2019

Michel Fievez

[signature] Date 6/10/19

Jeffrey Kramer

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